                                                                     Exhibit 3.1


               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                              ESPERNET.COM, INC.


      ESPERNET.COM, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

      1. The name of the Corporation is espernet.com, inc. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was June 7, 1999 (the "Original Certificate").

      2. This Amended and Restated Certificate of Incorporation amends, restates and integrates the provisions of the Original Certificate, as heretofore amended.

      3. This Amended and Restated Certificate of Incorporation was proposed and declared advisable by unanimous written consent of the Corporation's Board of Directors and was duly adopted by unanimous written consent of the stockholders, in accordance with the provisions of Sections 245, 242 and 228 of the General Corporation Law of the State of Delaware.

      4. The text of the Original Certificate is amended and restated in its entirety to provide as herein set forth in full:

ARTICLE 1.  NAME

            The name of the corporation (the "Corporation") is espernet.com, inc.

ARTICLE 2.  REGISTERED OFFICE AND AGENT

            The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE 3.  PURPOSES AND POWERS

            The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE 4.  CAPITAL STOCK

      4.1   AUTHORIZED SHARES

            The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Hundred Twenty Million (120,000,000) shares of capital stock consisting of One Hundred Million (100,000,000) shares of common stock, par value $.001 per share (the "Common Stock"), and Twenty Million (20,000,000) shares of preferred stock, par value $.001 per shares (the "Preferred Stock")

      4.2   VOTING RIGHTS

            Whenever the Corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders. Whenever the Corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of this Certificate of Incorporation, any amendment thereto, or in the resolution or resolutions providing for the issuance of such stock adopted by the Board of Directors pursuant to the authority expressly granted herein, shall entitle the holder thereof to the right to vote at any meeting of stockholders except as the provisions of paragraph (2) of subsection (b) of section 242 of the General Corporation Law of the State of Delaware shall otherwise require; provided, however, no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

      4.3   STOCK ISSUANCE

            From time to time the Corporation may issue its authorized shares for such consideration per share (with respect to shares having a par value, not less than the par value thereof), either in money or money's worth of property or services, and for such other consideration, whether greater or less, now or from time to time hereafter permitted by law, as may be fixed by the Board of Directors; and all shares so issued shall be fully paid and nonassessable.

      4.4   NO PREEMPTIVE RIGHTS

            No holder of any shares of any class shall as such holder have any preemptive right to subscribe for or purchase any other shares or securities of any class, whether now or hereafter authorized, which at any time may be offered for sale or sold by the Corporation.

      4.5   STOCKHOLDER MEETINGS; BOOKS

            Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

      4.6   COMMON STOCK

            4.6.1 RELATIVE RIGHTS

            The Common Stock shall be subject to all of the rights, privileges, preferences and priorities of the Preferred Stock as set forth in the certificate of designations filed to establish the respective series of Preferred Stock. Each share of Common Stock shall have the same relative rights as and be identical in all respects to all the other shares of Common Stock.

            4.6.2 VOTING RIGHTS

            The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law on all matters submitted to a vote at any meeting of shareholders.

            4.6.3 DIVIDEND RIGHTS

            Subject to the rights of holders of shares of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any funds of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

            4.6.4 DISSOLUTION RIGHTS

            Subject to the rights of holders of shares of all classes of stock at the time outstanding having prior rights thereto, the holder of the Common Stock shall be entitled to receive the net assets of the Corporation upon dissolution.

      4.7   PREFERRED STOCK

            Preferred Stock may be issued from time to time in one or more series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided.

            Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the General Corporation Law of Delaware. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law. Except as otherwise provided in this Certificate of Incorporation, no vote of the holders of the Preferred Stock or Common Stock shall be a prerequisite to the designation or issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of this Certificate of Incorporation, the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation.

ARTICLE 5.  DIRECTORS

      5.1   GENERAL

            The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors.

      5.2   NUMBER; ELECTION, CLASSES AND TERM

            The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws. The phrase "whole Board" and the phrase "total number of directors" shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide. The Board of Directors shall be divided into three classes, designated Class A, Class B and Class C. Each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. The terms of directors shall be staggered so that the term of the initial Class A directors shall terminate on the date of the 2000 annual meeting of stockholders; the term of the initial Class B directors shall terminate on the date of the 2001 annual meeting of stockholders; and the term of the initial Class C directors shall terminate on the date of the 2002 annual meeting of stockholders. At each annual meeting of stockholders beginning in 2000, successors to the class of directors whose term expires at the annual meeting shall be elected for a three-year term, with each director to hold office until his or her successor shall have been duly elected and qualified. The directors of the class whose terms then expire shall be elected by stockholders at each annual meeting of stockholders or as otherwise provided in the Bylaws. The directors chosen at any annual meeting shall hold office, except as hereinafter provided, until the third annual meeting of stockholders following their election and until the election and qualification of their successors.

ARTICLE 6.  LIMITATION OF LIABILITY

      6.1   GENERAL

            The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented. If the General Corporation Law of the State of Delaware hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended General Corporation Law of the State of Delaware. Any repeal or modification of this Article, or the adoption of any provision of this

Certificate of Incorporation inconsistent with this Article, by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal, modification or adoption of an inconsistent provision.

            The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. If the General Corporation Law of the State of Delaware hereafter is amended to authorize a broader scope of indemnification by the Corporation, then the indemnification provisions provided for herein shall be extended to the fullest extent permitted by the amended General Corporation Law of the State of Delaware. Any repeal or modification of this Article, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, by the stockholders of the Corporation shall be prospective only and shall not adversely affect the rights of those persons whom the Corporation had the power to indemnify prior to such, repeal, modification or adoption of an inconsistent provision.

ARTICLE 7.  SECTION 203

            The Corporation expressly elects to be governed by Section 203 of the Delaware General Corporation Law.

ARTICLE 8.  AMENDMENT

            From time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article.

                           [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be signed by the Executive Vice President of the Corporation this 17th day of September, 1999.



                                          /s/ Paul Hart
                                          -------------------------------------
                                          Paul Hart
                                          Executive Vice President